First Financial Bancorp Second Quarter 2013 Earnings Release Supplemental Information EXHIBIT 99.2

2 Certain statements contained in this presentation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’). In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” ‘‘intends,’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: • management’s ability to effectively execute its business plan; • the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance; • U.S. fiscal debt and budget matters; • the ability of financial institutions to access sources of liquidity at a reasonable cost; • the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures; • the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act); • the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings; • our ability to keep up with technological changes; • failure or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers; • our ability to comply with the terms of loss sharing agreements with the FDIC; • mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings and other acquired subsidiaries; • the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our Company; • expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; • our ability to increase market share and control expenses; • the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; • adverse changes in the creditworthiness of our borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC indemnification asset and related assets covered by FDIC loss sharing agreements; • adverse changes in the securities, debt and/or derivatives markets; • our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; • monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry; • unpredictable natural or other disasters could have an adverse effect on us in that such events could materially disrupt our operations or our vendors’ operations or willingness of our customers to access the financial services we offer; • our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and • the costs and effects of litigation and of unexpected or adverse outcomes in such litigation. In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events. Forward Looking Statement Disclosure

3 Pre-Tax, Pre-Provision Income Trend Adjusted pre-tax, pre-provision (“PTPP”) income represents income before taxes plus provision for all loans less FDIC loss sharing income and accelerated discount adjusted for significant nonrecurring items The increase in second quarter 2013 adjusted PTPP income was driven by an increase in noninterest income offset by a modest decline in net interest income $30,179 $24,389 $28,561 $25,250 $26,429 1.92% 1.57% 1.81% 1.60% 1.68% 2Q12 3Q12 4Q12 1Q13 2Q13 (Dollars in thousands) Adjusted PTPP Income Adjusted PTPP Income / Average Assets

Pre-Tax, Pre-Provision Income

(Dollars in thousands)	For the three months ended June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Pre-tax, pre-provision income [1]	$ 23,794	$ 23,324	$ 28,869	$ 26,894	$ 32,636
Less: accelerated discount on covered loans	1,935	1,935	2,455	3,798	3,764
Plus: loss share and covered asset expense [2]	(634)	2,129	2,251	3,559	4,318
Pre-tax, pre-provision income, net of accelerated discount and loss on covered OREO	21,225	23,518	28,665	26,655	33,190
Less: gain on sales of investment securities	188	1,536	1,011	2,617	-
Less: gain on sales of non-mortgage loans [3]	-	-	45	-	171
Less: gain related to litigation settlement	-	-	-	-	5,000
Less: other income not expected to recur	442	-	-	-	-
Plus: pension settlement charges	4,316				
Plus: expenses related to efficiency initiative	1,518	2,878	952	351	2,160
Plus: other expenses not expected to recur	-	390	-	-	-
Adjusted pre-tax, pre-provision income	$ 26,429	$ 25,250	$ 28,561	$ 24,389	$ 30,179

[1] Represents income before taxes plus provision for all loans less FDIC loss sharing income
[2] Reimbursements related to losses on covered OREO and other credit-related costs are included in FDIC loss sharing income, which is excluded from the pre-tax, pre-provision income above
[3] Represents gain on sale of loans originated by franchise finance business

FIRST
first financial bancorp

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5 Loan Composition Total Gross Loans – $4.0 billion As of June 30, 2013 (Dollars in millions) Covered loans likely to retain Performing credits In- and out-of-market Expected to retain past the expiration of applicable loss sharing agreements with the FDIC Covered loans likely to exit Classified credits In- and out-of-market Pursuing resolution strategies with intent to exit prior to the expiration of applicable loss sharing agreements with the FDIC $3,382 85% $404 10% $218 5% Uncovered loans Covered loans likely to retain Covered loans likely to exit

6 Loan Composition Total uncovered loans increased $133.3 million, or 16.5% on an annualized basis, compared to the linked quarter Growth driven by performance in the specialty finance, investment CRE and C&I / owner-occupied portfolios Uncovered loan growth exceeded covered loan decline for the third consecutive quarter Total loans, including the activity in the covered portfolio, increased 6.9% on an annualized basis 15.5% of total loans covered under FDIC loss share agreements 10.1% represent loans likely to retain 1 Includes unpaid principal balance of covered loans likely to retain and excludes loan mark / other of ($85.5) million associated with these loans Total Uncovered Loans and Covered Loans Likely to Retain – $3.9 billion1 As of June 30, 2013 (Dollars in millions) $739 19% $892 23% $631 16% $464 12% $93 2% $78 2% $442 12% $463 12% $72 2% C&I and owner occupied CRE Investment CRE Business banking Franchise Business credit Equipment finance Residential mortgage Home equity Other consumer

7 Credit Product Diversity During the second quarter, the Company’s comprehensive set of credit products produced strong loan growth driven though multiple channels led by specialty finance, commercial real estate and traditional C&I / owner-occupied CRE lending Category As of Percent As of Percent As of Percent (Dollars in thousands) December 31, 2008 of Portfolio March 31, 2013 1 of Portfolio June 30, 2013 1 of Portfolio Commercial and CRE $1,887,382 70.3% $2,215,635 60.1% $2,261,033 59.7% Franchise finance - 0.0% 460,463 12.5% 463,813 12.3% Business credit - 0.0% 66,322 1.8% 92,514 2.4% Equipment finance 50 0.0% 60,949 1.7% 77,932 2.1% Total commercial lending 1,887,432 70.3% 2,803,369 76.1% 2,895,292 76.5% Residential mortgage 383,599 14.3% 435,324 11.8% 442,075 11.7% Home equity 286,110 10.7% 463,405 12.6% 462,633 12.2% Other consumer 126,119 4.7% 72,146 2.0% 71,599 1.9% Tot l o sumer lending 795,828 29.7% 970,875 26.3% 976,307 25.8% Loan mark / other - 0.0% (89,343) (2.4%) (85,488) (2.3%) Total loans $2,683,260 100.0% $3,684,901 100.0% $3,786,111 100.0% 1 Includes all uncovered loans and unpaid principal balance of covered loans likely to retain

Covered Loan Activity

- The majority of the loans acquired as part of the FDIC-assisted transactions are accounted for under ASC Topic 310-30 which requires the Company to periodically update its forecast of expected cash flows from these loans.
- As of June 30, 2013, the allowance for loan and lease losses attributed to the valuation of loans accounted for under ASC Topic 310-30 was $33.0 million, a decrease of $12.5 million from the first quarter 2013. Expected payments from the FDIC, in the form of FDIC loss sharing income, offset approximately 80% of the recorded impairment and charge-offs.
- Covered loans continue to maintain yields significantly higher than the Company's uncovered loan portfolio.

		Second Quarter 2013 Results						
(Dollars in thousands)	Balance as of June 30, 2013	Current Period Impairment	(Impairment Recapture / Relief)	Net Current Period Impair. / (Relief)	Improvement	Projected Wtd. Avg. Rate	Life-to-Date Avg. Rate	Day 1 Projected Rate
Total loans	$ 571,301	$ 1,132	$ (13,667)	$ (12,535)	$ 710	10.20% [1]		
Allowance for loan and lease losses	(32,961)	-	-	-	-	0.62%		
Total net loans	$ 538,340	$ 1,132	$ (13,667)	$ (12,535) [3]	$ 710	10.82% [2]	10.86%	9.10%
FDIC indemnification asset	$ 88,966	NA	NA	NA	NA	(6.70%)	0.08%	6.50%
				Weighted average yield		8.34%	9.35%	8.75%

[1] The actual yield realized may be different than the projected yield due to activity that occurs after the periodic valuation.
[2] Accretion rates are applied to the net carrying value of the loan which includes the allowance for loan and lease losses.
[3] Covered loan provision expense of $(8.3) million was comprised of net charge-offs during the period of $4.3 million and net impairment / (relief) of $(12.5) million.

FIRST
first financial bancorp

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9 Components of Covered Asset Credit Losses $1,685 $1,439 $2,234 $(1,846) 3Q12 4Q12 1Q13 2Q13 Covered Asset Credit Losses For the three months ended June 30, (Dollars in thousands) 2013 Description Net incremental impairment / (relief) for period ($12,535) Reduction in expected cash flows related to certain loan pools net of prior period impairment relief / recapture Net charge-offs 4,252 Represents actual net charge-offs of the recorded investment in covered loans during the period 1 Provision for loan and lease losses - covered (8,283) (Gain) / loss on sale - covered OREO (2,212) Other credit-related expenses 2 1,265 Total gross credit losses ($9,230) FDIC loss sharing income ($7,384) Represents receivable due from the FDIC on estimated credit (Noninterest income) losses; calculated as approximately 80% of gross credit losses related to covered assets ($1,846) Difference between these two amounts represents actual credit costs for the period 1 Investment in covered loans originally recorded at less than unpaid principal balance to reflect anticipated credit losses at time of acquisition 2 Represents credit related expenses of $1.6 million net of $313 thousand of rental income on covered OREO properties

First Financial Bancorp Second Quarter 2013 Earnings Release Supplemental Information